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Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

        We consent to the inclusion herein of our report dated May 20, 2013 with respect to the combined financial statements of Caddo Mills Pipeline Terminal of Truman Arnold Companies & Arkansas Terminaling and Trading, Inc., which comprise the combined balance sheets as of November 27, 2012 and December 31, 2011, and the related combined statements of income, stockholders' equity and parent company's investment and cash flows for the period from January 1, 2012 through November 27, 2012 and the year ended December 31, 2011, and the related notes to the combined financial statements, and to the reference to our firm under the heading "Independent Auditors" in the prospectus.

/s/ Travis Wolff, LLP
Dallas, Texas
September 8, 2014

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  Exhibit 23.3